Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Member

Atlas Pipeline Partners GP, LLC

We have audited the accompanying consolidated balance sheet of Atlas Pipeline Partners GP, LLC (a Delaware limited liability company and a wholly-owned subsidiary of Atlas Pipeline Holdings, LP) and subsidiaries as of December 31, 2009. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal controls as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Atlas Pipeline Partners GP, LLC and subsidiaries as of December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/S/ GRANT THORNTON LLP

Tulsa, Oklahoma
March 18, 2010

ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands)

December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$1,021
Accounts receivable	100,721
Current portion of derivative asset	998
Prepaid expenses and other	15,404

Total current assets	118,144

Property, plant and equipment, net	1,684,384
Intangible assets, net	168,091
Investment in joint venture	132,990
Long-term portion of derivative asset	361
Other assets, net	33,993

$2,137,963

LIABILITIES AND MEMBER’S CAPITAL
Current liabilities:
Accounts payable – affiliates	$2,043
Accounts payable	22,928
Accrued liabilities	14,348
Accrued interest payable	9,652
Current portion of derivative liability	33,547
Accrued producer liabilities	66,211

Total current liabilities	148,729

Long-term derivative liability	11,126
Long-term debt	1,254,183
Other long-term liabilities	398
Commitments and contingencies

Member’s Capital:
Member’s capital	46,343
Accumulated other comprehensive loss	(2,546)

Total member’s capital	43,797
Non-controlling interests	(30,925)
Non-controlling interest in Atlas Pipeline Partners, L.P.	710,655

Total Member’s Capital	723,527

$2,137,963

See accompanying notes to this consolidated balance sheet

ATLAS PIPELINE PARTNERS GP, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET

NOTE 1 – NATURE OF OPERATIONS

Atlas Pipeline GP, LLC (“Atlas Pipeline GP” or the “Company”) is a Delaware limited liability company formed in May 1999 to become the general partner of Atlas Pipeline Partners, L.P. (“APL”). The Company is wholly-owned by Atlas Pipeline Holdings, L.P. (“AHD”), a publicly-traded limited partnership (NYSE: AHD).

APL is a publicly-traded Delaware limited partnership (NYSE: APL) and a midstream energy service provider engaged in the transmission, gathering and processing of natural gas in the Mid-Continent and Appalachian regions. APL’s operations are conducted through subsidiary entities whose equity interests are owned by Atlas Pipeline Operating Partnership, L.P. (the “Operating Partnership”), a wholly-owned subsidiary of APL. The Company, through its general partner interests in APL and the Operating Partnership, owns a 2% general partner interest in the consolidated pipeline operations of APL, through which it manages and effectively controls both APL and the Operating Partnership. The remaining 98% ownership interest in the consolidated pipeline operations consists of limited partner interests in APL.

The Company’s assets as of December 31, 2009 were:

•	a 2.0% general partner interest in APL, which entitles it to receive 2.0% of the cash distributed by APL;

•

all of the incentive distribution rights in APL, which entitle it to receive increasing percentages, up to a maximum of 48.0%, of any cash distributed by APL as it reaches certain target distribution levels in excess of $0.42 per APL common unit in any quarter;

•

In connection with APL’s acquisition of control of the Chaney Dell and Midkiff/Benedum systems, the Company agreed to allocate up to $5.0 million of its incentive distribution rights per quarter back to APL through the quarter ended June 30, 2009, and up to $3.75 million per quarter thereafter; the Company also agreed that the resulting allocation of incentive distribution rights back to APL would be after the Company receives the initial $7.0 million per quarter of incentive distribution rights (the “IDR Adjustment Agreement”); and

•	1,641,026 common units of APL, representing approximately 3.2% of the 50,517,103 outstanding common limited partnership units of APL (see note 4).

The Company, as general partner, manages the operations and activities of APL and owes a fiduciary duty to APL’s common unitholders. The Company is liable, as general partner, for all of APL’s debts (to the extent not paid from APL’s assets), except for indebtedness or other obligations that are made specifically non-recourse to the Company.

The Company does not receive any management fee or other compensation for its management of APL. The Company and its affiliates are reimbursed for expenses incurred on APL’s behalf. These expenses include the costs of employee, officer, and managing board member compensation and benefits properly allocable to APL and all other expenses necessary or appropriate to conduct the business of, and allocable to, APL. The APL partnership agreement provides that the Company, as general partner, will determine the expenses that are allocable to APL in any reasonable manner in its sole discretion.

Atlas Energy, Inc and its affiliates (“Atlas Energy”), a publicly-traded company (NASDAQ: ATLS), owns 100% of Atlas Pipeline Holdings GP, the general partner of AHD, and a 64.3% ownership interest in the common units of AHD at December 31, 2009. In addition to its ownership interest in AHD, Atlas Energy also owned, at December 31, 2009, 1,112,000 of APL’s common limited partnership units, representing a 2.2% ownership interest in APL. On September 29, 2009, Atlas America, Inc., the former name of Atlas Energy, and Atlas Energy Resources, LLC (“Atlas Energy Resources”), a former publicly-traded Delaware limited liability company, consummated a merger pursuant to a definitive merger agreement, whereby Atlas Energy’s wholly- owned subsidiary merged with Atlas Energy Resources (the “Merger”), with Atlas Energy Resources surviving as Atlas America’s wholly-owned subsidiary. Additionally, Atlas America changed its name to Atlas Energy, Inc. upon completion of the Merger.

The majority of the natural gas that APL and its affiliates, including Laurel Mountain Midstream LLC (“Laurel Mountain”), gather in Appalachia is derived from wells operated by Atlas Energy Resources. Laurel Mountain, which was formed in May 2009, is a joint venture between APL and The Williams Companies, Inc. (NYSE: WMB) (“Williams”) in which APL retains 49% ownership interest and Williams retains the remaining 51% ownership interest (see Note 3).

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Non-Controlling Interest

The consolidated balance sheet includes the accounts of the Company, APL, the Operating Partnership and the Operating Partnership’s wholly-owned and majority-owned subsidiaries. All material intercompany transactions have been eliminated.

The Company’s consolidated balance sheet also includes APL’s 95% interest in joint ventures which individually own a 100% ownership interest in the Chaney Dell natural gas gathering system and processing plants and a 72.8% undivided interest in the Midkiff/Benedum natural gas gathering system and processing plants. The Company consolidates 100% of these joint ventures and reflects the 5% interest in the net assets of the joint ventures as non-controlling interests and as a component of Partners’ Capital on its consolidated balance sheet. The joint ventures have a $1.9 billion note receivable from the holder of the 5% interest in the joint ventures, which is reflected within non-controlling interests on the Company’s consolidated balance sheet.

The Midkiff/Benedum joint venture has a 72.8% undivided joint venture interest in the Midkiff/Benedum system, of which the remaining 27.2% interest is owned by Pioneer Natural Resources Company (NYSE: PXD) (“Pioneer”). Accordingly, the Midkiff/Benedum joint venture proportionally consolidates its 72.8% ownership interest in the assets and liabilities.

Non-Controlling Interest in Atlas Pipeline Partners, L.P.

The non-controlling interest in APL on the Company’s consolidated balance sheet reflects the outside ownership interests in APL, which was 94.8% at December 31, 2009. The non-controlling interests in APL in the Company’s consolidated statements of operations (not presented herein) is calculated quarterly by multiplying (i) the weighted average APL common limited partner units outstanding held by non-affiliated third parties by (ii) the consolidated net income (loss) per APL common limited partner unit for the respective quarter. The net income (loss) per APL common limited partner unit is calculated by dividing the net income (loss) allocated to common limited partners, after the allocation of net income (loss) to the Company as general partner in accordance with the terms of the APL partnership agreement, by the total weighted average APL common limited partner units outstanding. The Company’s general partner interest in the net income (loss) of APL is based upon its 2% general partner ownership interest and incentive distributions, with a priority allocation of APL’s net income (loss) in an amount equal to the incentive distributions (see Note7), in accordance with the APL partnership agreement, and the remaining APL net income (loss) is allocated with respect to the general partner’s and APL’s limited partners’ ownership interests. The non-controlling interest in APL on the Company’s consolidated balance sheet principally reflects the sum of the allocation of APL’s consolidated net income (loss) to the non-controlling interest in APL and the contributed capital of non-controlling interests through the sale of limited partner units in APL, partially offset by APL quarterly cash distributions to the non-controlling interest owners.

During the year ended December 31, 2009, APL issued 348,620 common units to certain key employees covered under incentive compensation agreements (see Note 15). Additionally, APL issued 1,465,653 of its common units upon conversion of 5,000 preferred units previously held by Sunlight Capital Partners, LLC (see Note 5). In addition, APL executed a private placement of 2,689,765 of its common units (see Note 4). As a result of these transactions, the Company’s ownership percentage in APL, including its 2% interest as general partner, was reduced. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 51, “Accounting for Sales of Stock by a Subsidiary” (“SAB No. 51”), during the year ended December 31, 2009, the Company recorded a $1.5 million increase to non-controlling interest in APL with a corresponding decrease to its Member’s Capital, which represents the difference between the Company’s share of the underlying book value in APL before and after the respective common unit transactions, on its consolidated balance sheet.

APL’s preferred units are reflected on the Company’s consolidated balance sheet as non-controlling interest in APL of $15.0 million at December 31, 2009.

Equity Method Investments

The Company’s consolidated balance sheet includes APL’s 49% ownership interest in Laurel Mountain, a joint venture which owns and operates APL’s former Appalachia Basin natural gas gathering systems, excluding APL’s northeastern Tennessee operations. The Company accounts for APL’s investment in the joint venture under the equity method of accounting (see Note 3).

Use of Estimates

The preparation of the Company’s consolidated balance sheet in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities that exist at the date of the Company’s consolidated financial statements. The Company’s consolidated balance sheet is based on a number of significant estimates, including revenue and expense accruals, depreciation and amortization, asset impairment, the fair value of derivative instruments, the probability of forecasted transactions, the allocation of purchase price to the fair value of assets acquired and other items. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments with a remaining maturity of three months or less at the time of purchase to be cash equivalents. These cash equivalents consist principally of temporary investments of cash in short-term money market instruments.

Receivables

The amount included within accounts receivable on the Company’s consolidated balance sheet as of December 31, 2009 is associated entirely with APL’s operating activities. In evaluating the realizability of its accounts receivable, APL performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current creditworthiness, as determined by APL’s review of its customers’ credit information. APL extends credit on an unsecured basis to many of its customers. At December 31, 2009, APL recorded no allowance for uncollectible accounts receivable on its consolidated balance sheet.

Property, Plant and Equipment

Property, plant and equipment are stated at cost or, upon acquisition of a business, at the fair value of the assets acquired. Maintenance and repairs are expensed as incurred. Major renewals and improvements that extend the useful lives of property are capitalized. Depreciation and amortization expense is based on cost less the estimated salvage value primarily using the straight-line method over the asset’s estimated useful life. The Company follows the composite method of depreciation and has determined the composite groups to be the major asset classes of its gathering and processing systems. Under the composite depreciation method, any gain or loss upon disposition or retirement of pipeline, gas gathering and processing components, is recorded to accumulated depreciation. When entire pipeline systems, gas plants or other property and equipment are retired or sold, any gain or loss is included in the Company’s results of operations.

Impairment of Long-Lived Assets

APL reviews its long-lived assets for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an asset’s estimated future cash flows will not be sufficient to recover its carrying amount, an impairment charge will be recorded to reduce the carrying amount for that asset to its estimated fair value if such carrying amount exceeds the fair value.

Capitalized Interest

APL capitalizes interest on borrowed funds related to capital projects only for periods that activities are in progress to bring these projects to their intended use. The weighted average rate used to capitalize interest on borrowed funds was 6.4% and the amount of interest capitalized was $2.8 million for the year ended December 31, 2009.

Derivative Instruments

APL enters into certain financial contracts to manage its exposure to movement in commodity prices and interest rates. APL records each derivative instrument in the balance sheet as either an asset or liability measured at fair value. On July 1, 2008, APL discontinued hedge accounting for all of its existing commodity derivatives which were qualified as hedges. As such, subsequent changes in fair value of these derivatives are recognized immediately within other income (loss), net in its consolidated statements of operations. Prior to discontinuance of hedge accounting, the fair value of these commodity derivative instruments was recognized in accumulated other comprehensive loss within Member’s Capital on the Company’s consolidated balance sheet and reclassified to the Company’s consolidated statements of operations at the time the originally hedged physical transactions affect earnings.

Intangible Assets

APL has recorded intangible assets with finite lives in connection with certain consummated acquisitions. The following table reflects the components of intangible assets being amortized at December 31, 2009 (in thousands):

	December 31, 2009	Estimated Useful Lives In Years
Gross Carrying Amount:
Customer contracts	$12,810	8
Customer relationships	222,572	7 – 20

	$235,382

Accumulated Amortization:
Customer contracts	$(7,397)
Customer relationships	(59,894)

	$(67,291)

Net Carrying Amount:
Customer contracts	$5,413
Customer relationships	162,678

	$168,091

APL amortizes intangible assets with finite useful lives over their estimated useful lives. If an intangible asset has a finite useful life, but the precise length of that life is not known, that intangible asset must be amortized over the best estimate of its useful life. At a minimum, APL will assess the useful lives of all intangible assets on an annual basis to determine if adjustments are required. The estimated useful life for APL’s customer contract intangible assets is based upon the approximate average length of customer contracts in existence and expected renewals at the date of acquisition. The estimated useful life for APL’s customer relationship intangible assets is based upon the estimated average length of non-contracted customer relationships in existence at the date of acquisition, adjusted for management’s estimate of whether these individual relationships will continue in excess or less than the average length.

Income Taxes

The Company is a limited liability corporation and APL is a limited partnership. As a result, the Company’s and APL’s income for federal income tax purposes is reportable on the tax returns of the individual owners and partners. Accordingly, no recognition has been given to income taxes in the Company’s consolidated balance sheet.

The Company evaluates tax positions taken or expected to be taken in the course of preparing the Company’s tax returns and disallows the recognition of tax positions not deemed to meet a “more-likely-than-not” threshold of being sustained by the applicable tax authority. The Company’s management does not believe it has any tax positions taken within its consolidated financial statements that would not meet this threshold. The Company’s policy is to reflect interest and penalties related to uncertain tax positions, when and if they become applicable. The Company has not recognized any potential interest or penalties in its consolidated financial statements as of December 31, 2009.

Stock-Based Compensation

All share-based payments to employees, including grants of employee stock options, are to be recognized in the financial statements based on their fair values.

Environmental Matters

APL’s operations are subject to various federal, state and local laws and regulations relating to the protection of the environment. APL has established procedures for the ongoing evaluation of its operations, to identify potential environmental exposures and to comply with regulatory policies and procedures, including legislation related to greenhouse gas emissions. APL accounts for environmental contingencies in accordance with prevailing accounting literature. Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or clean-ups are probable, and the costs can be reasonably estimated. At this time, APL is unable to assess the timing and/or effect of potential cap and trade programs or carbon taxes related to greenhouse gas emissions. APL maintains insurance which may cover in whole or in part certain environmental expenditures. At December 31, 2009, APL had no environmental matters requiring specific disclosure or requiring the recognition of a liability.

Segment Information

The Company’s assets consist of its ownership interests in APL. APL has two reportable segments. The Mid-Continent segment consists of the Chaney Dell, Elk City/Sweetwater, Velma and Midkiff/Benedum operations, which are comprised of natural gas gathering and processing assets located in Oklahoma, Texas, and southern Kansas. The Appalachia segment is comprised of natural gas transportation, gathering and processing assets located in the Appalachia Basin area (“Appalachia”) of eastern Ohio, western New York, western Pennsylvania and northeastern Tennessee. Effective May 31, 2009, the Appalachia operations were principally conducted through APL’s gathering system in Tennessee and its 49% ownership interest in Laurel Mountain, a joint venture to which APL contributed its natural gas transportation, gathering and processing assets located in northeastern Appalachia. APL recognizes its ownership interest in Laurel Mountain under the equity method of accounting. These reportable segments reflect the way the Company and APL manages their operations.

Unbilled Revenues

APL accrues unbilled revenue due to timing differences between the delivery of natural gas, NGLs, and condensate and the receipt of a delivery statement. This revenue is recorded based upon volumetric data from APL’s records and management estimates of the related gathering and compression fees which are, in turn, based upon applicable product prices (see “– Use of Estimates” accounting policy for further description). APL had unbilled revenues at December 31, 2009 of $65.4 million, which are included in accounts receivable within the consolidated balance sheet.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss) and all other changes in the equity of a business during a period from transactions and other events and circumstances from non-owner sources. These changes, other than net income (loss), are referred to as “other comprehensive income (loss)” or “OCI” and for the Partnership only include changes in the fair value of unsettled APL derivative contracts which were previously accounted for as cash flow hedges (see Note 10).

Recently Adopted Accounting Standards

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2009-01, “Topic 105 – Generally Acceptable Accounting Principles Amendments Based on Statement of Financial Accounting Standards No. 168 – The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“Update 2009-01”). Update 2009-01 establishes the FASB Accounting Standards Codification (“ASC”) as the single source of authoritative U.S. generally accepted accounting principles recognized by the FASB to be applied by nongovernmental entities. The ASC supersedes all existing non-Securities and Exchange Commission accounting and reporting standards. Following the ASC, the FASB will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts. Instead, the FASB will issue Accounting Standards Updates, which will serve only to update the ASC. The ASC is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company adopted the requirements of Update 2009-01 to its financial statements on September 30, 2009 and it did not have a material impact on its financial statement disclosures.

In May 2009, the FASB issued ASC 855-10, “Subsequent Events” (“ASC 855-10”). ASC 855-10 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The provisions require management of a reporting entity to evaluate events or transactions that may occur after the balance sheet date for potential recognition or disclosure in the financial statements and provides guidance for disclosures that an entity should make about those events. ASC 855-10 is effective for interim or annual financial periods ending after June 15, 2009 and shall be applied prospectively. The Company adopted the requirements of this standard on June 30, 2009 and it did not have a material impact to its financial position or results of operations or related disclosures. The adoption of these provisions does not change the Company’s current practices with respect to evaluating, recording and disclosing subsequent events.

In April 2008, the FASB issued ASC 350-30-65-1, “Determination of Useful Life of Intangible Assets” (“ASC 350-30-65-1”). ASC 350-30-65-1 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under previous guidance. The intent of ASC 350-30-65-1 is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. The Company adopted the requirements of ASC 350-30-65-1 on January 1, 2009 and its adoption did not have a material impact on its financial position.

In March 2008, the FASB issued ASC 815-10-50-1, “Disclosures about Derivative Instruments and Hedging Activities” (“ASC 815-10-50-1”), to require enhanced disclosure about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The Company adopted the requirements of this section of ASC 815-10-50-1 on January 1, 2009 and it did not have a material impact on its financial position (see Note 10).

In December 2007, the FASB issued ASC 810-10-65-1, “Non-controlling Interests in Consolidated Financial Statements” (“ASC 810-10-65-1”). ASC 810-10-65-1 establishes accounting and reporting standards for the non-controlling interest (minority interest) in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. The Company adopted the requirements of ASC 810-10-65-1on January 1, 2009 and adjusted its presentation of its financial position.

In December 2007, the FASB issued ASC 805, “Business Combinations” (“ASC 805”). ASC 805 retains the fundamental requirements that the acquisition method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. ASC 805 requires an acquirer to recognize the assets acquired, liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, at their fair values as of that date, with specified limited exceptions. Additionally, it requires costs incurred in connection with an acquisition be expensed as incurred. Restructuring costs, if any, are to be recognized separately from the acquisition. The acquirer in a business combination achieved in stages must also recognize the identifiable assets and liabilities, as well as the non-controlling interests in the acquiree, at the full amounts of their fair values. The Company adopted these requirements on January 1, 2009 and it did not have a material impact on its financial position.

Recently Issued Accounting Standards

In January 2010, the FASB issued Accounting Standards Update 2010-06, “Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements” (“Update 2010-06”). Update 2010-06 amends Subtopic 820-10, “Fair Value Measurements and Disclosures – Overall” and provides enhanced disclosure requirements for activity in Levels 1, 2 and 3 fair value measurements. The amendment requires significant transfers in and out of Levels 1 and 2 fair value measurements to be reported separately and the reasons for such transfers to be disclosed. Update 2010-06 also requires information regarding purchases, sales, issuances, and settlements to be disclosed separately on a gross basis in the reconciliation of fair value measurements using unobservable inputs for all activity in Level 3 fair value measurements. Additionally, the amendment clarifies that fair value measurement for each class of assets and liabilities must be disclosed as well as disclosures pertaining to the inputs and valuation techniques for both recurring and nonrecurring fair value measurements in Levels 2 and 3. These requirements are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those requirements will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company will apply these requirements upon its adoption on January 1, 2010 and does not expect it to have a material impact on its financial position or related disclosures.

NOTE 3 – INVESTMENT IN JOINT VENTURE

On May 31, 2009, APL and subsidiaries of Williams completed the formation of Laurel Mountain, a joint venture which owns and operates APL’s Appalachia natural gas gathering system, excluding APL’s northeastern Tennessee operations. Williams contributed cash of $100.0 million to the joint venture (of which APL received approximately $87.8 million, net of working capital adjustments) and a note receivable of $25.5 million. APL contributed the Appalachia natural gas gathering system and retained a 49% ownership interest in Laurel Mountain. APL is also entitled to preferred distribution rights relating to all payments on the note receivable. Williams obtained the remaining 51% ownership interest in Laurel Mountain.

Upon completion of the transaction, APL recognized its 49% ownership interest in Laurel Mountain as an investment in joint venture on the Company’s consolidated balance sheet at fair value. During the year ended December 31, 2009, APL recognized a gain on sale of $108.9 million, including $54.2 million associated with the revaluation of APL’s investment in Laurel Mountain to fair value. APL used the net proceeds from the transaction to reduce borrowings under its senior secured credit facility (see Note 12). In addition, Atlas Energy Resources sold two natural gas processing plants and associated pipelines located in southwestern Pennsylvania to Laurel Mountain for $10.0 million. In connection with the formation of Laurel Mountain, Laurel Mountain entered into natural gas gathering agreements with Atlas Energy Resources which superseded the existing natural gas gathering agreements and omnibus agreement between APL and Atlas Energy Resources. Under the new gas gathering agreement, Atlas Energy Resources is obligated to pay a gathering fee that is generally the same as the gathering fee required under the terminated agreements, the greater of $0.35 per MCF or 16% of the realized sales price (except that a lower fee applies with respect to specific wells subject to certain existing contracts or in the event Laurel Mountain fails to perform specified obligations). The Company has accounted for APL’s ownership interest in Laurel Mountain under the equity method of accounting. As of the year ended December 31, 2009, APL has utilized $1.7 million of the $25.5 million note receivable to make a capital contribution to Laurel Mountain.

NOTE 4 – APL COMMON UNIT EQUITY OFFERINGS

In August 2009, APL sold 2,689,765 common units in a private placement at an offering price of $6.35 per unit, yielding net proceeds of approximately $16.1 million. The Company made a capital contribution of $0.4 million to maintain its 2.0% general partner interest in APL. In addition, APL issued warrants granting investors in its private placement the right to purchase an additional 2,689,765 common units at a price of $6.35 per unit for a period of two years following the issuance of the original common units. APL utilized the net proceeds from the common unit offering to repay a portion of its indebtedness under its senior secured term loan (see Note 12), and made similar repayments with net proceeds from exercises of the warrants. In January 2010, APL amended the warrants to purchase 2,689,765 common units and all warrants were exercised (see Note 18).

The common units and warrants sold by APL in the August 2009 private placement were subject to a registration rights agreement entered into in connection with the transaction. The registration rights agreement required APL to (a) file a registration statement with the Securities and Exchange Commission for the privately placed common units and those underlying the warrants by September 21, 2009 and (b) cause the registration statement to be declared effective by the Securities and Exchange Commission by November 18, 2009. APL filed a registration statement with the Securities and Exchange Commission in satisfaction of the registration requirements of the registration rights agreement on September 3, 2009, and the registration statement was declared effective on October 14, 2009.

NOTE 5 – APL PREFERRED UNIT EQUITY OFFERINGS

APL Class A Preferred Units

In January 2009, APL and Sunlight Capital Partners, LLC (“Sunlight Capital”), an affiliate of Elliott & Associates, agreed to amend certain terms of the then-outstanding 30,000 6.5% cumulative convertible preferred units (“APL Class A Preferred Units”) effective as of that date. The amendment (a) increased the dividend yield from 6.5% to 12.0% per annum, effective January 1, 2009, (b) established a new conversion commencement date on the outstanding APL Class A Preferred Units of April 1, 2009, (c) established Sunlight Capital’s new conversion option price of $22.00, enabling the APL Class A Preferred Units to be converted at the lesser of $22.00 or 95% of the market value of the APL’s common units, and (d) established a new price for APL’s call redemption right of $27.25.

The amendment to the preferred units certificate of designation also required that APL issue Sunlight Capital $15.0 million of its 8.125% senior unsecured notes due 2015 (see Note 12) to redeem 10,000 APL Class A Preferred Units. Management of APL estimated that the fair value of the $15.0 million 8.125% senior unsecured notes issued to redeem the APL Class A Preferred Units was approximately $10.0 million at the date of redemption based upon the market price of the publicly-traded senior notes. As such, the Company recorded the redemption by recognizing a $10.0 million reduction of APL Class A Preferred equity within non-controlling interest in APL, $15.0 million of additional long-term debt for the face value of APL’s senior unsecured notes issued, and a $5.0 million discount on the issuance of APL’s senior unsecured notes which is presented as a reduction of long-term debt on the Company’s consolidated balance sheet.

The amendment to the preferred units certificate of designation also required that (a) APL redeem 10,000 of the APL Class A Preferred Units for cash at the liquidation value on April 1, 2009 and (b) that if Sunlight Capital made a conversion request of the remaining 10,000 APL Class A Preferred Units between April 1, 2009 and June 1, 2009, APL has the option of redeeming the Class A Preferred Units for cash at the stipulated liquidation value or converting the Class A Preferred Units into its common limited partner units at the stipulated conversion price. If Sunlight Capital made a conversion request subsequent to June 1, 2009, 5,000 of the 10,000 APL Class A Preferred Units would have been required to be redeemed in cash, while APL had the option of redeeming the remaining 5,000 APL Class A Preferred Units in cash or converting the preferred units into its common limited partner units.

On April 1, 2009, APL redeemed 10,000 of the APL Class A Preferred Units held by Sunlight Capital for cash at the liquidation value of $1,000 per unit, or $10.0 million, in accordance with the terms of the amended preferred units’ certificate of designation. Additionally on April 1, 2009, APL paid Sunlight a preferred dividend of $0.3 million, representing the quarterly dividend on the 10,000 preferred units held by Sunlight prior to APL’s redemption. On April 13, 2009, APL converted 5,000 of the APL Class A Preferred Units into 1,465,653 APL common units in accordance with the terms of the amended preferred units’ certificate of designation. On May 5, 2009, APL redeemed the remaining 5,000 APL Class A Preferred Units held by Sunlight Capital for cash at the liquidation value of $1,000 per unit, or $5.0 million, pursuant to the terms of the amended preferred units certificate of designation. Additionally, on May 5, 2009, APL paid Sunlight a preferred dividend of $0.2 million, representing the quarterly dividend on the 5,000 APL Class A Preferred Units held by Sunlight prior to APL’s redemption.

APL’s preferred units are reflected on the Company’s balance sheet as non-controlling interest in APL. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 68, “Increasing Rate Preferred Stock,” the initial issuances of the 40,000 APL Class A Preferred Units were recorded on the consolidated balance sheet at the amount of net proceeds received less an imputed dividend cost. As a result of an amendment to the preferred units certificate of designation in March 2007, APL, in lieu of dividend payments to Sunlight Capital, recognized an imputed dividend cost of $2.5 million that was amortized over a twelve-month period commencing March 2007 and was based upon the present value of the net proceeds received using the then 6.5% stated dividend yield.

APL Class B Preferred Units

In December 2008, APL sold 10,000 newly-created Class B Preferred Units (the “APL Class B Preferred Units”) to AHD for cash consideration of $1,000 per APL Class B Preferred Unit (the “Face Value”) pursuant to a certificate of designation (the “APL Class B Preferred Units Certificate of Designation”). On March 30, 2009, AHD, pursuant to rights within the APL Class B Preferred Unit Purchase Agreement, purchased an additional 5,000 APL Class B Preferred Units at Face Value for net proceeds of $5.0 million. APL used the proceeds from the sale of the APL Class B Preferred Units for general partnership purposes. The APL Class B Preferred Units receive distributions of 12.0% per annum, paid quarterly on the same date as the distribution payment date for APL’s common units. The record date of determination for holders entitled to receive distributions of the APL Class B Preferred Units will be the same as the record date of determination for common unit holders entitled to receive quarterly distributions. Additionally, on March 30, 2009, APL and AHD agreed to amend the terms of the APL Class B Preferred Units Certificate of Designation to remove the conversion feature, thus the APL Class B Preferred Units are not convertible into common units of APL. The amended APL Class B Preferred Units Certificate of Designation also gives APL the right at any time to redeem some or all of the outstanding APL Class B Preferred Units for cash at an amount equal to the APL Class B Preferred Unit Liquidation Value being redeemed, provided that such redemption must be exercised for no less than the lesser of a) 2,500 APL Class B Preferred Units or b) the number of remaining outstanding APL Class B Preferred Units.

The cumulative sale of the APL Class B Preferred Units to AHD was exempt from the registration requirements of the Securities Act of 1933. The APL Class B Preferred Units are reflected on the Company’s consolidated balance sheet as non-controlling interest in APL.

NOTE 6 – INVESTMENT IN ATLAS PIPELINE HOLDINGS II, LLC

In June 2009, a wholly-owned subsidiary of AHD, Atlas Pipeline Holdings II, LLC (“AHD Sub”), issued $15.0 million of $1,000 par value 12.0% Class B preferred equity (“AHD Sub Preferred Units”) to APL for cash pursuant to a certificate of designation. AHD utilized the net proceeds from the issuance to reduce borrowings under its senior secured credit facility. Distributions on the AHD Sub Preferred Units are payable quarterly on the same date as the distribution payment date for AHD’s common units. Distributions on the AHD Sub Preferred Units will initially be paid in cash or by increasing the amount of the AHD Sub Preferred Unit equity by the amount of the distribution. However, under the terms of the certificate of designation, prior to the repayment of all outstanding borrowings under AHD’s credit facility, AHD Sub may only pay a cash distribution on the AHD Sub Preferred Units if AHD has received distributions on the 12.0% APL Class B preferred units issued to it by APL. After AHD has repaid all outstanding borrowings under its credit facility, all subsequent distributions declared by AHD Sub on the AHD Sub Preferred Units shall be paid in cash. AHD Sub has the option of redeeming some or all of the AHD Sub Preferred Units, subject to certain limitations under the terms of the certificate of designation. APL accounted for the purchase of the preferred units as treasury units, with the investment reflected at cost as a reduction of non-controlling interest in APL within the Company’s consolidated balance sheet

NOTE 7 – APL CASH DISTRIBUTIONS

APL is required to distribute, within 45 days after the end of each quarter, all of its available cash (as defined in its partnership agreement) for that quarter to its common unitholders and the Company. If common unit distributions in any quarter exceed specified target levels, the Company will receive between 15% and 50% of such distributions in excess of the specified target levels. Distributions declared by APL for the period from January 1, 2009 through December 31, 2009 were as follows:

Date Cash Distribution Paid	For Quarter Ended	Cash Distribution Per Common Limited Partner Unit	Total Cash Distribution to Common Limited Partners	Total Cash Distribution to the General Partner
			(in thousands)	(in thousands)
February 13, 2009	December 31, 2008	$0.38	$17,463	$358
May 15, 2009	March 31, 2009	$0.15	$7,149	$147

APL did not declare a cash distribution for the quarters ended December 31, September 30 and June 30, 2009. On May 29, 2009, APL entered into an amendment to its senior secured credit facility (see Note 12) which, among other changes, required that it pay no cash distributions from the time it entered into the amendment through the end of 2009. Commencing with the quarter ending March 31, 2010, cash distributions can be paid, only if APL’s senior secured leverage ratio meets certain thresholds and it has minimum liquidity (both as defined in the credit agreement) of at least $50.0 million.

APL is also prohibited by its Limited Partnership Agreement from lending money to the Company or any of its affiliates. As of December 31, 2009, APL had consolidated restricted net assets of $723.5 million.

In connection with APL’s acquisition of control of the Chaney Dell and Midkiff/Benedum systems, the Company, which holds all of the incentive distribution rights in APL, agreed to allocate a portion of its incentive distribution rights back to APL as set forth in the IDR Adjustment Agreement (see Note 1).

NOTE 8 – PROPERTY, PLANT AND EQUIPMENT

The following is a summary of property, plant and equipment (in thousands):

	December 31, 2009	Estimated Useful Lives in Years
Pipelines, processing and compression facilities	$1,658,282	2 – 40
Rights of way	167,048	20 – 40
Buildings	8,920	40
Furniture and equipment	9,538	3 – 7
Other	12,849	3 – 10

	1,856,637
Less – accumulated depreciation	(172,253)

	$1,684,384

On May 4, 2009, APL completed the sale of its NOARK gas gathering and interstate pipeline system to Spectra Energy Partners OLP, LP (NYSE:SEP) for net proceeds of $294.5 million in cash, net of working capital adjustments. APL used the net proceeds from the transaction to reduce borrowings under its senior secured term loan and revolving credit facility (see Note 12).

On July 13, 2009, APL sold a natural gas processing facility and a one-third undivided interest in other associated assets located in its Mid-Continent operating segment for approximately $22.6 million in cash. The facility was sold to Penn Virginia Resource Partners, L.P. (NYSE: PVR), who will provide natural gas volumes to the facility and reimburse APL for its proportionate share of the operating expenses. APL will continue to operate the facility. APL used the proceeds from this transaction to reduce outstanding borrowings under its senior secured credit facility (see Note 12).

NOTE 9 – OTHER ASSETS

The following is a summary of other assets (in thousands):

December 31, 2009
Deferred finance costs, net of accumulated amortization of $25,314 at December 31, 2009	$27,331
Long-term pipeline lease prepayment	3,168
Security deposits	3,494

$33,993

Deferred finance costs are recorded at cost and amortized over the term of the respective debt agreement (see Note 12).

NOTE 10 – DERIVATIVE INSTRUMENTS

APL uses a number of different derivative instruments, principally swaps and options, in connection with its commodity price and interest rate risk management activities. APL enters into financial swap and option instruments to hedge its forecasted natural gas, NGLs and condensate sales against the variability in expected future cash flows attributable to changes in market prices. It also enters into financial swap instruments to hedge certain portions of its floating interest rate debt against the variability in market interest rates. Swap instruments are contractual agreements between counterparties to exchange obligations of money as the underlying natural gas, NGLs and condensate are sold or interest payments on the underlying debt instrument are due. Under its swap agreements, APL receives or pays a fixed price and receives or remits a floating price based on certain indices for the relevant contract period. Commodity-based option instruments are contractual agreements that grant the right, but not the obligation, to receive or pay a fixed price and receive or remit a floating price based on certain indices for the relevant contract period.

On July 1, 2008, APL discontinued hedge accounting for all of its existing commodity derivatives which were qualified as hedges. The fair value of these commodity derivative instruments at June 30, 2008, which was recognized in accumulated other comprehensive loss within Member’s Capital on the Company’s consolidated balance sheet, will be reclassified to the Company’s consolidated statements of operations in the future at the time the originally hedged physical transactions affect earnings. Subsequent changes in fair value of these derivatives and any new derivatives contracted are recognized immediately within other income (loss), net in its consolidated statements of operations.

At December 31, 2009, APL had interest rate derivative contracts having aggregate notional principal amounts of $450.0 million. Under the terms of these agreements, APL will pay weighted average interest rates of 3.0%, plus the applicable margin as defined under the terms of its credit facility (see Note 12), and will receive LIBOR, plus the applicable margin, on the notional principal amounts. The interest rate swap agreements were in effect as of December 31, 2009 and expire during periods ranging from January 30, 2010 through April 30, 2010. Beginning May 29, 2009, APL discontinued hedge accounting for its interest rate derivatives which were qualified as hedges. As such, subsequent changes in the fair value of these derivatives will be recognized immediately within other income (loss), net in its consolidated statements of operations. The fair value of these derivative instruments at May 29, 2009, which was recognized in accumulated other comprehensive loss within Member’s Capital on the Company’s consolidated balance sheet, will be reclassified to the Company’s consolidated statements of operations in the future at the time the originally hedged interest rates affect earnings.

Derivatives are recorded on the Company’s consolidated balance sheet as assets or liabilities at fair value. At December 31, 2009, the Company reflected net derivative liabilities on its consolidated balance sheet of $43.3. Of the $2.5 million of net loss in accumulated other comprehensive loss, net of non-controlling interest in APL, within Member’s Capital on the Company’s consolidated balance sheet at December 31, 2009, the Company will reclassify $1.4 million of losses to the Company’s consolidated statements of operations over the next twelve month period, consisting of $1.3 million of losses to natural gas and liquids revenue and $0.1 million of losses to interest expense. Aggregate losses of $1.1 million will be reclassified to the Company’s consolidated statements of operations in later periods, consisting of losses to natural gas and liquids revenue. At December 31, 2009, no derivative instruments were designated as hedges for hedge accounting purposes.

The fair value of APL’s derivative instruments was included in the Company’s consolidated balance sheet as follows (in thousands):

December 31, 2009
Current portion of derivative asset	$998
Long-term derivative asset	361
Current portion of derivative liability	(33,547)
Long-term derivative liability	(11,126)

$(43,314)

The following table summarizes APL’s gross fair values of derivative instruments for the period indicated (in thousands):

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	December 31, 2009	Balance Sheet Location	December 31, 2009
Interest rate contracts	N/A	$—	Current portion of derivative liability	$(2,247)
Interest rate contracts	N/A	—	Current portion of derivative asset	(593)
Interest rate contracts	N/A	—	Long-term derivative liability	—
Commodity contracts	Current portion of derivative asset	1,591	Current portion of derivative asset	—
Commodity contracts	Long-term derivative asset	361	Long-term derivative asset	—
Commodity contracts	Current portion of derivative liability	6,562	Current portion of derivative liability	(37,862)
Commodity contracts	Long-term derivative liability	3,435	Long-term derivative liability	(14,561)

		$11,949		$(55,263)

As of December 31, 2009, APL had the following interest rate and commodity derivatives, including derivatives that do not qualify for hedge accounting:

Interest Fixed-Rate Swaps

Term	Amount	Type	Fair Value(1) Asset/(Liability) (in thousands)
January 2008-January 2010	$200,000,000	Pay 2.88% – Receive LIBOR	$(438)
April 2008-April 2010	$250,000,000	Pay 3.14% – Receive LIBOR	(2,402)

Total Interest Rate Swaps			$(2,840)

Fixed Price Swaps

Production Period	Purchased/ Sold	Commodity	Volumes(2)	Average Fixed Price	Fair Value(1) Asset/(Liability) (in thousands)
2010	Purchased	Natural Gas	4,380,000	$8.635	$(13,306)
2010	Sold	Natural Gas Basis	4,500,000	(0.638)	(1,936)
2010	Purchased	Natural Gas Basis	8,880,000	(0.597)	3,369
2011	Sold	Natural Gas Basis	1,920,000	(0.728)	(845)
2011	Purchased	Natural Gas Basis	1,920,000	(0.758)	903
2012	Sold	Natural Gas Basis	720,000	(0.685)	(269)
2012	Purchased	Natural Gas Basis	720,000	(0.685)	269

Total Fixed Price Swaps					$(11,815)

NGL Options

Production Period	Purchased/ Sold	Type	Commodity	Volumes(2)	Average Strike Price	Fair Value(1) Asset/(Liability) (in thousands)
2010	Purchased	Put	Propane	35,910,000	$1.022	$1,137
2010	Purchased	Put	Normal Butane	3,654,000	1.205	29
2010	Purchased	Put	Natural Gasoline	3,906,000	1.545	102

Total NGL Options						$1,268

Crude Oil Options

Production Period	Purchased/ Sold	Type	Commodity	Volumes(2)	Average Strike Price	Fair Value(1) Asset/(Liability) (in thousands)
2010	Purchased	Put	Crude Oil	897,000	73.12	$3,518
2010	Sold	Call	Crude Oil	3,361,500	81.23	(23,183)
2010	Purchased(3)	Call	Crude Oil	714,000	120.00	430
2011	Sold	Call	Crude Oil	678,000	94.68	(6,687)
2011	Purchased(3)	Call	Crude Oil	252,000	120.00	1,017
2012	Sold	Call	Crude Oil	498,000	95.83	(6,197)
2012	Purchased(3)	Call	Crude Oil	180,000	120.00	1,175

Total Crude Options						$(29,927)

Total Fair Value						$(43,314)

(1)	See Note 11 for discussion on fair value methodology.
(2)	Volumes for Natural Gas are stated in MMBTU’s. Volumes for NGLs are stated in gallons. Volumes for Crude Oil are stated in barrels.
(3)

Calls purchased for 2010 through 2012 represent offsetting positions for calls sold. These offsetting positions were entered into to limit the loss which could be incurred if crude oil prices continued to rise.

NOTE 11 – FAIR VALUE OF FINANCIAL INSTRUMENTS

Derivative Instruments

FASB ASC has established a hierarchy to measure its financial instruments at fair value which requires it to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy defines three levels of inputs that may be used to measure fair value:

Level 1– Unadjusted quoted prices in active markets for identical, unrestricted assets and liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset and liability or can be corroborated with observable market data for substantially the entire contractual term of the asset or liability.

Level 3 – Unobservable inputs that reflect the entity’s own assumptions about the assumption market participants would use in the pricing of the asset or liability and are consequently not based on market activity but rather through particular valuation techniques.

APL uses a fair value methodology to value the assets and liabilities for its respective outstanding derivative contracts (see Note 10). At December 31, 2009, all of APL’s derivative contracts are defined as Level 2, with the exception of APL’s NGL fixed price swaps and NGL options. APL’s Level 2 commodity derivatives are calculated based on observable market data related to the change in price of the underlying commodity. APL’s interest rate derivative contracts are valued using a LIBOR rate-based forward price curve model, and are therefore defined as Level 2. Valuations for APL’s NGL fixed price swaps are based on a forward price curve modeled on a regression analysis of quoted price curves for NGL’s for similar locations, and therefore are defined as Level 3. Valuations for APL’s NGL options are based on forward price curves developed by the related financial institutions, and therefore are defined as Level 3.

On June 30, 2009, APL changed the basis for its valuation of crude oil options. Previously, APL utilized forward price curves developed by its derivative counterparties. Effective June 30, 2009, APL utilized crude oil option prices quoted from a public commodity exchange. With this change in valuation basis, APL reclassified the inputs for the valuation of its crude oil options from a Level 3 input to a Level 2 input. The change in valuation basis did not materially impact the fair value of its derivative instruments on the Company’s consolidated statements of operations.

The following table represents the Company’s assets and liabilities recorded at fair value as of December 31, 2009 (in thousands):

	Level 1	Level 2	Level 3	Total
Commodity-based derivatives	$—	$(41,742)	$1,268	$(40,474)
Interest rate swap-based derivatives	—	(2,840)	—	(2,840)

Total	$—	$(44,582)	$1,268	$(43,314)

The Company’s Level 3 fair value amount relates to APL’s derivative contracts on NGL fixed price swaps and NGL options. The following table provides a summary of changes in fair value of APL’s Level 3 derivative instruments for the year ended December 31, 2009 (in thousands):

	NGL Fixed Price Swaps	NGL Sales Options	Crude Oil Options	Total
Balance – December 31, 2008	$1,509	$12,316	$(23,436)	$(9,611)
New contracts	(1,593)	(9,462)	—	(11,055)
Cash settlements from unrealized gain (loss)	(5,527)	(7,065)	(37,671)	(50,263)
Cash settlements from other comprehensive income	7,153	—	11,618	18,771
Net change in unrealized gain (loss)	(1,542)	(1,090)	14,886	12,254
Deferred option premium recognition	—	6,569	2,239	8,808
Transfer to Level 2	—	—	32,364	32,364

Balance – December 31, 2009	$—	$1,268	$—	$1,268

Other Financial Instruments

The estimated fair value of APL’s other financial instruments has been determined based upon its assessment of available market information and valuation methodologies. However, these estimates may not necessarily be indicative of the amounts that APL could realize upon the sale or refinancing of such financial instruments.

APL’s current assets and liabilities on its consolidated balance sheet, other than the derivatives discussed above, are considered to be financial instruments for which the estimated fair values of these instruments approximate their carrying amounts due to their short-term nature. The estimated fair value of APL’s total debt at December 31, 2009, which consists principally of APL’s term loan, APL’s Senior Notes and borrowings under APL’s credit facility, was $1,194.2, compared with the carrying amount of $1,254.2 million. APL’s term loan and Senior Notes were valued based upon available market data for similar issues. The carrying value of outstanding borrowings under APL’s credit facility, which bear interest at a variable interest rate, approximates their estimated fair value.

NOTE 12 – DEBT

Total debt consists of the following (in thousands):

December 31, 2009
APL Revolving credit facility	$326,000
APL Term loan	433,505
APL 8.125% Senior notes – due 2015	271,628
APL 8.75% Senior notes – due 2018	223,050

Total debt	1,254,183
Less – current maturities	—

Total long-term debt	$1,254,183

APL Term Loan and Credit Facility

At December 31, 2009, APL has a senior secured credit facility with a syndicate of banks which consisted of a term loan which matures in July 2014 and a $380.0 million revolving credit facility which matures in July 2013. Borrowings under the credit facility bear interest, at APL’s option, at either (i) adjusted LIBOR plus the applicable margin, as defined, or (ii) the higher of the federal funds rate plus 0.5% or the Wachovia Bank prime rate (each plus the applicable margin). The weighted average interest rate on the outstanding revolving credit facility borrowings at December 31, 2009 was 6.8%, and the weighted average interest rate on the outstanding term loan borrowings at December 31, 2009 was 6.8%. Up to $50.0 million of the credit facility may be utilized for letters of credit, of which $10.1 million was outstanding at December 31, 2009.

These outstanding letter of credit amounts were not reflected as borrowings on the Company’s consolidated balance sheet. At December 31, 2009, APL has $43.9 million of remaining committed capacity under its credit facility, subject to covenant limitations.

On May 29, 2009, APL entered into an amendment to its credit facility agreement which, among other changes:

•	increased the applicable margin above adjusted LIBOR to either (i) the federal funds rate plus 0.5% or (ii) the Wachovia Bank prime rate upon which borrowings under the credit facility bear interest;

•	for borrowings under the credit facility that bear interest at LIBOR plus the applicable margin, set a floor for the adjusted LIBOR interest rate of 2.0% per annum;

•

increased the maximum ratio of total funded debt (as defined in the credit agreement) to consolidated EBITDA (as defined in the credit agreement; the “leverage ratio”) and decreased the minimum ratio of interest coverage (as defined in the credit agreement) that the credit facility requires APL to maintain;

•

instituted a maximum ratio of senior secured funded debt (as defined in the credit agreement) to consolidated EBITDA (the “senior secured leverage ratio”) that the credit facility requires APL to maintain;

•

required that APL pay no cash distributions during the remainder of the year ended December 31, 2009 and allows APL to pay cash distributions commencing with the quarter ending March 31, 2010, only if its senior secured leverage ratio is less than 2.75x and APL has minimum liquidity (as defined in the credit agreement) of at least $50.0 million;

•	generally limits APL’s annual capital expenditures to $95.0 million for the remainder of fiscal 2009 and $70.0 million each year thereafter, unless certain covenants are achieved;

•

generally limits APL’s annual capital contributions to Laurel Mountain to $10.0 million provided that if less than $10.0 million is paid in any given year that the shortfall may be carried over to the following year;

•

permitted APL to retain (i) up to $135.0 million of net cash proceeds from dispositions completed in fiscal 2009 for reinvestment in similar replacement assets within 360 days, and (ii) up to $50.0 million of net cash proceeds from dispositions completed in any subsequent fiscal year subject to certain limitations as defined within the credit agreement; and

•	instituted a mandatory repayment requirement of APL’s outstanding senior secured term loan from excess cash flow (as defined in the credit agreement) based upon APL’s leverage ratio.

In June 2008, APL entered into an amendment to the credit facility agreement to revise the definition of “Consolidated EBITDA” to provide for the add-back of charges relating to its early termination of certain derivative contracts (see Note 10) in calculating Consolidated EBITDA.

Borrowings under APL’s credit facility are secured by a lien on and security interest in all of the APL’s property and that of its subsidiaries, except for the assets owned by Chaney Dell and Midkiff/Benedum joint ventures and Laurel Mountain; and by the guaranty of each of APL’s consolidated subsidiaries other than the joint venture companies. APL’s credit facility contains covenants, including restrictions on APL’s ability to incur additional indebtedness; make certain acquisitions, loans or investments; make distribution payments to its unitholders if an event of default exists; or enter into a merger or sale of assets, including the sale or transfer of interests in its subsidiaries. APL is also unable to borrow under its credit facility to pay distributions of available cash to unitholders because such borrowings would not constitute “working capital borrowings” pursuant to its partnership agreement. APL is in compliance with these covenants as of December 31, 2009.

The events which constitute an event of default for APL’s credit facility are also customary for loans of this size, including payment defaults, breaches of representations or covenants contained in the credit agreement, adverse judgments against APL in excess of a specified amount, and a change of control of the Company. The credit facility requires APL to maintain the following ratios:

Fiscal quarter ending:	Maximum Leverage Ratio	Maximum Senior Secured Leverage Ratio	Minimum Interest Coverage Ratio
December 31, 2009	8.50x	5.25x	1.70x
March 31, 2010	9.25x	5.75x	1.40x
June 30, 2010	8.00x	5.00x	1.65x
September 30, 2010	7.00x	4.25x	1.90x
December 31, 2010	6.00x	3.75x	2.20x
Thereafter	5.00x	3.00x	2.75x

As of December 31, 2009, APL’s leverage ratio was 5.2 to 1.0, its senior secured leverage ratio was 3.2 to 1.0, and its interest coverage ratio was 2.5 to 1.0.

APL Senior Notes

At December 31, 2009, APL had $223.1 million principal amount outstanding of 8.75% senior unsecured notes due on June 15, 2018 (“APL 8.75% Senior Notes”) and $275.5 million principal amount outstanding of 8.125% senior unsecured notes due on December 15, 2015 (“APL 8.125% Senior Notes”; collectively, the “APL Senior Notes”). APL’s 8.125% Senior Notes are presented combined with a net $3.9 million of unamortized discount as of December 31, 2009. Interest on the APL Senior Notes in the aggregate is payable semi-annually in arrears on June 15 and December 15. The APL Senior Notes are redeemable at any time at certain redemption prices, together with accrued and unpaid interest to the date of redemption. Prior to June 15, 2011, APL may redeem up to 35% of the aggregate principal amount of the APL 8.75% Senior Notes with the proceeds of certain equity offerings at a stated redemption price. The APL Senior Notes in the aggregate are also subject to repurchase by APL at a price equal to 101% of their principal amount, plus accrued and unpaid interest, upon a change of control or upon certain asset sales if APL does not reinvest the net proceeds within 360 days. The APL Senior Notes are junior in right of payment to APL’s secured debt, including APL’s obligations under its credit facility.

In January 2009, APL issued Sunlight Capital $15.0 million of its APL 8.125% Senior Notes to redeem 10,000 APL Class A Preferred Units (see Note 5). Management of APL estimated that the fair value of the $15.0 million APL 8.125% Senior Notes issued was approximately $10.0 million at the date of issuance based upon the market price of the publicly-traded APL Senior Notes. As such, the Company recognized a $5.0 million discount on the issuance of the APL Senior Notes, which is presented as a reduction of long-term debt on its consolidated balance sheet. The discount recognized upon issuance of the APL Senior Notes will be amortized to interest expense within the Company’s consolidated statements of operations over the term of the APL 8.125% Senior Notes based upon the effective interest rate method.

In connection with the issuance of the APL 8.75% Senior Notes, APL entered into a registration rights agreement, whereby it agreed to (a) file an exchange offer registration statement with the Securities and Exchange Commission for the APL 8.75% Senior Notes, (b) cause the exchange offer registration statement to be declared effective by the Securities and Exchange Commission, and (c) cause the exchange offer to be consummated by February 23, 2009. If APL did not meet the aforementioned deadline, the APL 8.75% Senior Notes would have been subject to additional interest, up to 1% per annum, until such time that APL had caused the exchange offer to be consummated. On November 21, 2008, APL filed an exchange offer registration statement for the APL 8.75% Senior Notes with the Securities and Exchange Commission, which was declared effective on December 16, 2008. The exchange offer was consummated on January 21, 2009, thereby fulfilling all of the requirements of the APL 8.75% Senior Notes registration rights agreement by the specified dates.

Indentures governing the APL Senior Notes in the aggregate contain covenants, including limitations of APL’s ability to: incur certain liens; engage in sale/leaseback transactions; incur additional indebtedness; declare or pay distributions if an event of default has occurred; redeem, repurchase or retire equity interests or subordinated indebtedness; make certain investments; or merge, consolidate or sell substantially all of its assets. APL is in compliance with these covenants as of December 31, 2009.

The aggregate amount of APL’s debt maturities is as follows (in thousands):

Years Ended December 31:
2010	$—
2011	—
2012	—
2013	326,000
2014	433,505
Thereafter	494,678

$1,254,183

NOTE 13 – COMMITMENTS AND CONTINGENCIES

APL has noncancelable operating leases for equipment and office space that expire at various dates. Certain operating leases provide APL with the option to renew for additional periods. Where operating leases contain escalation clauses, rent abatements, and/or concessions, APL applies them in the determination of straight-line rent expense over the lease term. Leasehold improvements are amortized over the shorter of the lease term or asset life, which may include renewal periods where the renewal is reasonably assured, and is included in the determination of straight-line rent expense. The aggregate amount of remaining future minimum annual lease payments as of December 31, 2009 is as follows (in thousands):

Years Ended December 31:
2010	$4,547
2011	3,916
2012	3,574
2013	1,512
2014	—
Thereafter	—

$13,549

APL is a party to various routine legal proceedings arising out of the ordinary course of its business. Management of the Company believes that the ultimate resolution of these actions, individually or in the aggregate, will not have a material adverse effect on its financial condition or results of operations.

APL’s predecessor with respect to the Chaney Dell assets was named as a defendant in a set of lawsuits filed in 1999 named Will Price, et al. v. Gas Pipelines and Pipelines and Their Predecessors, et al., in the District Court of Stevens County, Kansas. The lawsuits allege various claims related to industry-wide under reporting of volumes and heating value of natural gas. The plaintiffs currently seek certification of a class of royalty owners on non-federal and non-Native American lands in Kansas, Wyoming and Colorado. APL conducts limited operations in Kansas. Motions for class certification were argued in March 2005. In September 2009, the motions were denied. Plaintiffs have filed a motion for reconsideration that was argued in February 2010. The plaintiffs seek unspecified monetary damages (along with interest, expenses and punitive damages) and injunctive relief with regard to future gas measurement practices. At this stage, discovery has not been conducted with respect to the merits of these lawsuits and APL’s liability, if any, will arise under the indemnity provisions of agreements with its predecessor. As such, it is not currently possible to evaluate the likelihood or extent of an unfavorable outcome.

On February 26, 2010, APL received notice from Williams, APL’s partner in Laurel Mountain (see Note 3), alleging that certain title defects exist with respect to the real property contributed by APL to Laurel Mountain. Under the Formation and Exchange Agreement with Williams: (i) Williams had nine (9) months after closing (the “Claim Date”) to assert any alleged title defects, and (ii) APL has 30 days following the Claim Date to contest the title defects asserted by Williams and 180 days following the Claim Date to cure those title defects. At the end of the cure period with respect to any remaining title defects, APL may elect, at its option, to pay Williams for the cost of such defects, up to a total of $3.5 million, or indemnify Williams with respect to such title defects. APL is conducting a review with respect to the title defects that have been alleged. Although an adverse outcome is reasonably possible, it is not currently possible to evaluate the amount that APL may be required to pay with respect to such alleged title defects.

NOTE 14 – CONCENTRATIONS OF CREDIT RISK

APL sells natural gas and NGLs under contract to various purchasers in the normal course of business. APL had two customers that individually accounted for approximately 56% and 19% of the Company’s consolidated accounts receivable at December 31, 2009.

APL has certain producers which supply a majority of the natural gas to its Mid-Continent gathering systems and processing facilities. A reduction in the volume of natural gas that any one of these producers supply to APL could adversely affect its operating results unless comparable volume could be obtained from other producers in the surrounding region.

The Company places its temporary cash investments in high quality short-term money market instruments and deposits with high quality financial institutions. At December 31, 2009, the Company and its subsidiaries had $5.8 million in deposits at banks, of which $4.3 million was over the insurance limit of the Federal Deposit Insurance Corporation. No losses have been experienced on such investments.

NOTE 15 – BENEFIT PLANS

Generally, all share-based payments to employees, which are not cash settled, including grants of employee stock options, are recognized in the financial statements based on their fair values on the date of the grant.

APL has a Long-Term Incentive Plan (“LTIP”), in which officers, employees and non-employee managing board members of the Company and employees of the Company’s affiliates and consultants are eligible to participate. The Plan is administered by a committee (the “Committee”) appointed by the Company’s managing board. The Committee may make awards of either phantom units or unit options for an aggregate of 435,000 common units.

APL Phantom Units. A phantom unit entitles a grantee to receive a common unit, without payment of an exercise price, upon vesting of the phantom unit. In addition, the Committee may grant a participant a distribution equivalent right (“DER”), which is the right to receive cash per phantom unit in an amount equal to, and at the same time as, the cash distributions APL makes on a common unit during the period the phantom unit is outstanding. A unit option entitles the grantee to purchase APL’s common limited partner units at an exercise price determined by the Committee at its discretion. The Committee also has discretion to determine how the exercise price may be paid by the participant. Except for phantom units awarded to non-employee managing board members of the Company, the Committee will determine the vesting period for phantom units and the exercise period for options. Through December 31, 2009, phantom units granted under the LTIP generally had vesting periods of four years. Phantom units awarded to non-employee managing board members will vest over a four year period. Awards will automatically vest upon a change of control, as defined in the LTIP. Of the units outstanding under the LTIP at December 31, 2009, 28,961 units will vest within the following twelve months. All phantom units outstanding under the LTIP at December 31, 2009 include DERs granted to the participants by the Committee. The amount paid with respect to LTIP DERs was $0.1 million for the year ended December 31, 2009. These amounts were recorded as reductions of Member’s Capital on the Company’s consolidated balance sheet.

The following table sets forth the LTIP phantom unit activity for the periods indicated:

Year Ended December 31, 2009
Outstanding, beginning of year	126,565
Granted(1)	2,000
Matured(2)	(58,257)
Forfeited	(18,075)

Outstanding, end of year(3)	52,233

(1)

The weighted average prices for phantom unit awards on the date of grant, which is utilized in the calculation of compensation expense and does not represent an exercise price to be paid by the recipient, was $4.75 for awards granted for the year ended December 31, 2009.

(2)	The intrinsic value for phantom unit awards exercised during the year ended at December 31, 2009 is $0.3 million.
(3)	The aggregate intrinsic value for phantom unit awards outstanding at December 31, 2009 is $0.5 million.

At December 31, 2009, the Company had approximately $0.7 million of unrecognized compensation expense related to unvested phantom units outstanding under the LTIP based upon the fair value of the awards.

APL Unit Options. A unit option entitles a Participant to receive a common unit of APL upon payment of the exercise price for the option after completion of vesting of the unit option. The exercise price of the unit option may be equal to or more than the fair market value of APL’s common unit as determined by the Committee on the date of grant of the option. The Committee also shall determine how the exercise price may be paid by the Participant. The Committee will determine the vesting and exercise period for unit options. Unit option awards expire 10 years from the date of grant. Through December 31, 2009, unit options granted under APL’s LTIP generally will vest 25% on each of the next four anniversaries of the date of grant. Awards will automatically vest upon a change of control of APL, as defined in APL’s LTIP. There are 25,000 unit options outstanding under APL’s LTIP at December 31, 2009 that will vest within the following twelve months.

The following table sets forth the LTIP unit option activity for the periods indicated:

	Year Ended December 31, 2009
	Number of Unit Options	Weighted Average Exercise Price
Outstanding, beginning of period	—	$—
Granted	100,000	6.24
Matured	—	—
Forfeited	—	—
Outstanding, end of period(1)(2)	100,000	$6.24
Options exercisable, end of period	—	—
Weighted average fair value of unit options per unit granted during the period	100,000	$0.14

(1)	The weighted average remaining contractual life for outstanding options at December 31, 2009 was 9.0 years.
(2)	The aggregate intrinsic value of options outstanding at December 31, 2009 was $0.4 million.

APL used the Black-Scholes option pricing model to estimate the weighted average fair value of options granted. The following weighted average assumptions were used for the period indicated:

Year Ended December 31, 2009
Expected dividend yield	11.0%
Expected stock price volatility	20.0%
Risk-free interest rate	2.2%
Expected term (in years)	6.3

APL Incentive Compensation Agreements

APL had incentive compensation agreements which granted awards to certain key employees retained from previously consummated acquisitions. These individuals were entitled to receive common units of APL upon the vesting of the awards, which was dependent upon the achievement of certain predetermined performance targets through September 30, 2007. At September 30, 2007, the predetermined performance targets were achieved and all of the awards under the incentive compensation agreements vested. Of the total common units issued under the incentive compensation agreements, 58,822 common units were issued during the year ended December 31, 2007. The ultimate number of common units issued under the incentive compensation agreements was determined principally by the financial performance of certain APL assets during the year ended December 31, 2008 and the market value of APL’s common units at December 31, 2008. The incentive compensation agreements also dictated that no individual covered under the agreements would receive an amount of common units in excess of one percent of the outstanding common units of APL at the date of issuance. Common unit amounts due to any individual covered under the agreements in excess of one percent of the outstanding common units of APL would have been paid in cash.

During the year ended December 31, 2009, the Partnership issued 348,620 common units to the certain key employees covered under the incentive compensation agreements. No additional common units will be issued with regard to these agreements.

APL Employee Incentive Compensation Plan and Agreement

In June 2009, a wholly-owned subsidiary of APL adopted an incentive plan (the “APL Plan”) which allows for equity-indexed cash incentive awards to employees of APL (the “Participants”), but expressly excludes as an eligible Participant any person that, at the time of the grant, is a “Named Executive Officer” of APL (as such term is defined under the rules of the Securities and Exchange Commission). The APL Plan is administered by a committee appointed by the chief executive officer of APL. Under the APL Plan, cash bonus units may be awarded to Participants at the discretion of the committee and bonus units totaling 325,000 were awarded under the APL Plan in June 2009. In September 2009, the subsidiary entered into an agreement with an executive officer that granted an award of 50,000 bonus units on substantially the same terms as the bonus units available under the APL Plan (the bonus units issued under the APL Plan and under the separate agreement are, for purposes hereof, referred to as “APL Bonus Units”). An APL Bonus Unit entitles the employee to receive the cash equivalent of the then-fair market value of a common limited partner unit, without payment of an exercise price, upon vesting of the APL Bonus Unit. APL Bonus Units vest ratably over a three year period from the date of grant and will automatically vest upon a change of control, death, or termination without cause, each as defined in the governing document. Vesting will terminate upon termination of employment with cause. During the year ended December 31, 2009, APL granted 375,000 APL Bonus Units. Of the APL Bonus Units outstanding at December 31, 2009, 123,750 APL Bonus Units will vest within the following twelve months. At December 31, 2009, the Company has recognized $1.2 million within accounts payable – affiliates on its consolidated balance sheet with regard to the awards, which represents their fair value at December 31, 2009.

NOTE 16 – RELATED PARTY TRANSACTIONS

Neither the Company nor APL directly employs any persons to manage or operate their businesses. These functions are provided by employees of Atlas Energy. The Company does not receive a management fee in connection with its management of APL apart from its interest as general partner and its right to receive incentive distributions. APL reimburses the Company and its affiliates for compensation and benefits related to its employees who perform services for APL based upon an estimate of the time spent by such persons on activities for APL. Other indirect costs, such as rent for offices, are allocated to APL by Atlas Energy based on the number of its employees who devote their time to activities on APL’s behalf.

NOTE 17 – SEGMENT INFORMATION

The Company’s assets primarily consist of its ownership interests in APL. APL has two reportable segments. These reportable segments reflect the way APL manages its operations.

APL’s Mid-Continent segment consists of APL’s Chaney Dell, Elk City/Sweetwater, Velma and Midkiff/Benedum operations, which are comprised of natural gas gathering and processing assets servicing drilling activity in the Anadarko and Permian Basins.

APL’s Appalachia segment is comprised of natural gas transportation, gathering and processing assets located in the Appalachian Basin area of eastern Ohio, western New York, western Pennsylvania and northeastern Tennessee and services drilling activity in the Marcellus Shale area in southwestern Pennsylvania. Effective May 31, 2009, the Appalachia operations were principally conducted through its Tennessee operations and APL’s 49% ownership interest in Laurel Mountain, a joint venture to which APL contributed its natural gas transportation, gathering and processing assets located in northeastern Appalachia. The Company recognizes APL’s ownership interest in Laurel Mountain under the equity method of accounting.

The following summarizes the Company’s reportable segment data for the period indicated (in thousands):

Balance Sheet	December 31, 2009
Total assets:
Mid-Continent	$1,965,219
Appalachia	170,905
Discontinued operations	—
Corporate other	1,839

$2,137,963

NOTE 18 – SUBSEQUENT EVENTS

On January 7, 2010, APL executed amendments to warrants to purchase 2,689,765 of APL’s common units. The warrants were originally issued along with APL’s common units in connection with a private placement to institutional investors that closed on August 20, 2009. The common units and warrants were issued and sold in a transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The amendments to the warrants provided that, for the period January 8 through January 12, 2010, the warrant exercise price was lowered to $6.00 per unit from $6.35 per unit. In connection with the amendments, the holders of the warrants exercised all of the warrants for cash, which resulted in net cash proceeds of approximately $15.3 million to APL.

The Company has reviewed subsequent events for recognition and disclosure through March 18, 2010, the date the financial statement was available to be issued.